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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                     FORM 15

             Certification and Notice of Termination of Registration
                             under Section 12(g) of
            the Securities Exchange Act of 1934 or Suspension of Duty
                                 to File Reports
           under Sections 13 and 15(d) of the Securities Exchange Act of 1934
                        Commission File Number 333-42407


                             UNICCO SERVICE COMPANY

             (Exact name of registrant as specified in its charter)

                          275 Grove Street, Suite 3-200
                         Auburndale, Massachusetts 02466
                         -------------------------------
               (Address, including zip code, and telephone number,
                             including area code, of
                    registrant's principal executive offices)

                   9 7/8% Senior Subordinated Notes, Series B
            (Title of each class of securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)   / /           Rule 12h-3(b)(1)(i)   / /
      Rule 12g-4(a)(1)(ii)  / /           Rule 12h-3(b)(1)(ii)  / /
      Rule 12g-4(a)(2)(i)   / /           Rule 12h-3(b)(2)(i)   / /
      Rule 12g-4(a)(2)(ii)  / /           Rule 12h-3(b)(2)(ii)  / /
                                          Rule 15d-6 --------   /X/

Approximate number of holders of record as of the certification or notice date: 12

Pursuant to the requirements of the Securities Exchange Act of 1934, UNICCO Service Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  August 7, 2003                BY: /s/GEORGE A. KECHES
                                         --------------------------------------
                                         President